Exhibit 99.2

Q2 2008 Earnings Call

Friday, August 8, 2008, 5:00 PM ET

SPEAKERS:

Keith Hagen

QuadraMed Corp. - CEO

David L. Piazza

QuadraMed Corp. - EVP and CFO

Operator

Good day, and welcome to today’s QuadraMed second quarter 2008 results investor conference. This call contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 by QuadraMed that are subject to risks and uncertainties. The words believe, expect, anticipate, intend, plan, estimate, may, should, could, and similar expressions are intended to identify such statements. Forward-looking statements are not guarantees of future performance and are to be interpreted only as of the date in which they are made. QuadraMed undertakes no obligation to update or revise any forward-looking statement except as required by law. QuadraMed advises investors that it discusses of risk factors and uncertainties that could cause QuadraMed results to differ materially from the forward-looking statements in periodic reports filed with the Securities and Exchange Commission. QuadraMed’s SEC filed and — filings can be accessed through the investor relation section of our website, www.quadraMed.com. This conference is being recorded. At this time, I’d like to turn the call over to Mr. Keith Hagen, QuadraMed’s CEO. Please go ahead.

Keith Hagen - QUADRAMED CORP - President, CEO

Thank you. Good afternoon, ladies and gentlemen. Thank you for joining us on the call. With me on the call are QuadraMed’s Chief Financial Officer, Dave Piazza; Steven Russell, QuadraMed’s Senior Vice President of Corporate Development; and Lora Zalewski, QuadraMed’s VP of Finance. Once again we achieved solid financial performance, generating $38 million of revenue and $6.1 million of adjusted non-GAAP EBITDA. Our revenue for the first half of 2008 is $73.3 million which is an increase of 15% over the first half of 2007. This performance beat Street expectations and allows us to maintain our full-year revenue guidance of 146 million to $152 million.

Sales bookings for the first half of 2008 are $33.5 million, a 36% increase over the first half of 2007. This includes the large QCPR contract that we announced in July with the Saudi Arabia’s National Guard or SANG for short. That agreement had a total expected contract value of $10.6 million between now and the end of 2010. As a reminder, total contract value is typically larger than the sales bookings value. This is due to the fact that sales bookings include only the following. For perpetual software sales, software licensed install, only the first year of maintenance and hardware if there is any. All years of a term license contract whether it is a renewal or a new name contract and the full value of our service contracts whether it is a renewal or new name contract.

For the SANG contract, the sales bookings value was $8.8 million out of our $33.5 million of year-to-date sales. SANG had acquired a software license for QCPR prior to our acquisition of that product, however they had only deployed it at one hospital and four clinics. As SANG looked at the need to deploy advanced clinical technology throughout the remaining three hospitals and 12 clinics, they evaluated all of their options. This included getting quotes and demonstrations from at least one of our competitors. In the end, SANG felt that the QCPR product was what they wanted and that QuadraMed was the Company they wanted to do business with.

This contract is largely a services contract to roll QCPR out to their other facilities along with some software and third party products required to accomplish that. We have one other client using QCPR in the kingdom. Additionally we are working with a systems integrator in Dubai to evaluate other Middle East opportunities. We have responded to a few requests for information, however these opportunities are still very early stage. Over the course of the next six months, we will be evaluating whether or not there are any real opportunities for us to leverage our SANG success in the Middle East.

Last quarter I told you that for Q2 our sales bookings results would depend on some large opportunities that we were involved in. And that the results of those processes would have a big impact on our first half sales bookings results. SANG was one of those contracts which enabled us to exceed our first half sales bookings targets. The second opportunity was Daughters of Charity Health System. I’m pleased to report that in Q3, we closed that contract also. SANG was the largest non-government contract that we had signed during my tenure as CEO. That record stood for only a month as Daughters now holds that distinction. This contract has a sales booking value of $15.8 million and was signed in August. Daughter’s Charity is a five hospital health care delivery system located in California. They had purchased a site license for the QCPR integrated Medicare case management functionality prior to our acquisition of QCPR but had only deployed it to one of their hospitals. Again this organization had a choice of whether or not to move forward with full QCPR and QuadraMed are going a different direction. After re-evaluating QCPR and seeing the service and delivery successes accomplished by QuadraMed over the past 10 months they made the decision to invest in our products and to commit to a long term relationship with our Company.

So I told you that we had two large opportunities in the works and we were successful signing both of them. I am pleased to say that we have now signed contracts for QCPR that have cumulative total contract values well in excess of the $33 million we paid for that business just 10 months ago. Going forward we will focus our QCPR sales efforts particularly on client migrations from our legacy clinical application. We have over 50 affinity clinical clients that we will be seeking to sell QCPR to over the next two to three years. Additionally we will work with existing QCPR clients to sell them additional functionality both for QCPR as well as cross selling them our other products and services.

Of course we will continue to drive revenue cycle and HIM business as these are important aspects of our portfolio. Over the coming months you will hear more about our plans related to growing these important product lines. In Q2 stood at $255 million that’s up from $239 million. In summary we continue to execute against the strategy we defined in early 2006, that strategy has delivered profitability, sales success and top line growth. And now I will turn the call over to Dave after which I will make a couple of closing comments and then we’ll take your questions. Dave.

Dave Piazza - QUADRAMED CORP - CFO

Thanks, Keith, and good afternoon, ladies and gentlemen. Our press release for the current quarter hit the wire shortly after 4:15 today so hopefully you got a few minutes to review it before this call.

Our Q2 2008 GAAP results included revenues of $38 million, gross margins of 59%, net income of $1.8 million, net income to common shareholders of $400,000, net income per share of $0.05 basic and $0.04 dilutive. Including in those results is approximately $200,000 severance and a loss of $1.1 million, both pertaining to the sale of our Australia based lab and radiology assets in April of this year. In addition it should be noted as we discussed during year end and on the Q1 call. We are not recording deferred income tax during the 2008 periods and going forward. We were not doing so until the fourth quarter of 2007. So we are recording income tax expense at our effective rate of 39% in 2008. But we had only nominal amounts of income tax expense in the comparable 2007 periods.

Let’s talk a little bit more about the revenues. I would like to point out that the $38 million represents an 8% increase over the $35.3 million over Q1 which is a seasonably low quarter. I will also point out that included in the Q2 amount is approximately $1 million related to some older contracts that were resolved and closed out but that had been held in deferred revenue for quite some time. So if we remove the impact of this revenue we still are showing an increase of almost 5% over Q1. These increases in revenue quarter to quarter were primarily for license revenues driven from project completions to our SmartIdentity, Scheduling and Affinity products. Compared to Q2 of 2007, our revenues increased 10.5%. You may remember and if you weren’t here at the time I will tell you that in Q2 of last year, included in our revenue was $3.7 million from a large hardware sale to a single customer. So if we normalize that out of the Q2, 2007 revenues since it was very unusual, our increase quarter to quarter would be over 20%.

Most of our quarterly increase year-over-year came from the addition of QCPR to our product portfolio as well as from our scheduling products. Now on a six month basis our reported 2008 revenues were $73.3 million compared to $63.6 million for the first six months of 2007. This 15% increase is again attributable primarily to the addition of QCPR to our product portfolio, as well as some increases in our government and scheduling products.

Now, turning to gross margins, we reported overall gross margin of 59% this quarter which compares to 56% in Q1 of 2008 and 53% in Q2 of 2007. Now, if we remove the effects of that $1 million deferred revenue items that I just mentioned, the gross margin for the quarter would have been 57% which is where we would also be year-to-date and that is about where we expected it to be at this time.

Now last year’s Q2 growth margin of 53% was heavily influenced by that large (inaudible) customer that I mentioned which carried very little margin. So if you remove the effects of that deal from the Q2 2007 results we would have had a gross margin slightly under 60%. With respect to hardware costs, with the exception of the hardware costs, royalty payments to our government services vendors and certain other third party costs as you know most of our costs off revenue are relatively fixed and therefore don’t vary much with fluctuations in revenue. The largest component of gross cost is our cost of services. These are substantially comprised of internal resources that provide ongoing customer support and as well as onsite installation services and training. And this 11 million plus basket of dollars has increased approximately $2.8 million when we compare to current quarter to Q2 2007 and this $2.8 million increase is in large part attributable to the CPR acquisition.

When compared to Q1 2008 and Q4 of 2007, this $11 million cost of services is relatively flat quarter to quarter. As we reported in those quarters this has been the primary driver of our overall gross margins to below our historical 60%ish level.

With respect to other operating expenses our G&A, software development and sales and marketing are all higher in Q2 of 2007 about $1.3 million in total for the group. But they are also lower than Q1 of 2008, about $1 million lower in total. The Q2 to Q2 increase is again attributable in a large part to additional costs of our CPR acquisition but the decline from Q1 2008 is due to the refocusing of our software development capacity to our partner TCS that we announced in February. Looking forward we expect total operating expenses still to average in the high $19 million range for the next two quarters of 2008.

We also reported today EBITDA of $4 million in the current quarter compared to $3.1 million in Q2 of 2007 and compared today $1.5 million last quarter. Remember that we talked about the severance this quarter, $200,000 and the loss of $1.1 million pertained to go the sale of Australia, the lab and radiology assets. Of course as usual we had noncash compensation in each quarter. So if we add those items back to EBITDA, we have adjusted non-GAAP EBITDA of $6.1 million in the current quarter compared to adjusted non-GAAP EBITDA of $3.4 million in Q2 of 2007 and compared to $2.9 million in Q1 of 2008. Now you can find the calculations of non-GAAP EBITDA in exhibit 4 of the press release. The difference is quarter versus quarter primarily attributable to the levels of revenues and the gross margins that they drove in their respective quarters.

Our cash investments increased by $1.1 million this quarter to $23.2 million cash flow from operations was $4.1 million in Q2 of 2008 compared to $4.9 million in the same quarter last year. And this also compares to cash from operations of $8 million last quarter which is Q1 of 2008 and the cash from operations last year benefited from the annual maintenance billings that occur in the first quarter of each year as well as the payments from the Veterans Health Administration we received.

In addition during Q2 of 2008 we spent $1.2 million on our stock repurchase program bringing the program total to $4 million, and this represented about 2 million shares on a pre-reverse split basis or 400,000 shares at current levels. In other words, about 4 to 5% of the outstanding shares. This program was discontinued during June just prior to our 1 for 5 reverse stock split which we completed as a precursor to our NASDAQ listing.

Before I turn the call back to Keith I want to say a few words about the other items reported today which is about me. It is almost 30 years to the day that I began my career in accounting at Arthur Anderson, and almost three years to the day that I stepped up as CFO of QuadraMed. I have enjoyed my experience here tremendously especially helping Keith and our current team turning around and putting on a path that hopefully will lead to achieving its long term goals. It was a grueling and heartfelt decision that I did not come to easily, and it only came about because this is a huge career change for me. It’s allowing me to take an operational leadership role that I have desired for some time with a rapidly growing technology firm here in the DC area. I have a debt of gratitude to Keith, the Board and my colleagues and QuadraMed for the hard work, fun and achievements that I have shared in here. And I have every confidence in Lora Zalewski as she assumes her new role. I have known her, worked with her and trusted her for the last eight years. Now I’ll turn the call back to Keith.

Keith Hagen - QUADRAMED CORP - President, CEO

Thanks, Dave. I want to take this opportunity to thank Dave for all he has done here at QuadraMed. Before Dave and I took over our rolls, QuadraMed had never generated annual income from operations of the business. Dave was a key player in our efforts to change that and since we have been here, QuadraMed has enjoyed profitability every year, and we project that to be the case again this year. This alone was a huge accomplishment. Dave also had a significant roll in the acquisition of QCPR which is a big part of the year-on-year revenue growth that we are now seeing. So while I am disappointed to see Dave leave I’m certainly excited for him that he has an opportunity to grow his career in a new direction. As we announced in the press release, Lora Zalewski will act as our interim CFO while we conduct a search for Dave’s replacement. Lora has been with QuadraMed for four years and I am confident she will do a fantastic job in this important role. We will now take your questions.

QUESTION AND ANSWER

Operator

Thank you. (OPERATOR INSTRUCTIONS) We will first hear from Arnie Ursaner with CJS Securities.

Unidentified Participant - CJS Securities - Analyst

Hi, guys. This is actually (inaudible) in for Arnie. You answered my margin question so I guess I will go right to the contracts. You have obviously won a significant amount of business in the last few months and I was wondering if you could just give us a brief reminder or overview of how the timing will work for revenue recognition from those contracts?

Keith Hagen - QUADRAMED CORP - President, CEO

Sure. There’s two, the two major contracts, one is the Saudi Arabia National Guard. That’s mostly a services contract and we expect to deliver majority of those services over the next two and a half years, between now and the end of 2010. For the Daughters of Charity contract, that is a much larger contract. It covers installing software at five hospitals. Those project plans are being put together. We put those together in coordination with the clients and all of the different hospitals. As the other large enterprise contracts that we do, that is recognized on a percentage shift completion basis, and that will be over the next three years, two to three year time period.

Unidentified Participant - CJS Securities - Analyst

Okay. So the same contract will be ramping in Q3?

Keith Hagen - QUADRAMED CORP - President, CEO

We will, yes, that project is starting in Q3, yes.

Unidentified Participant - CJS Securities - Analyst

Okay. Thank you. And then, now that you have been in the market with QCPR for almost a year now can you talk about what you are hearing from potential customers in terms of both your product and how the macro environment is impacting their decision?

Keith Hagen - QUADRAMED CORP - President, CEO

Sure. We certainly feel like we have a competitive product. We don’t think that we could have signed the contract that we signed without that. We are particularly focused on our current affinity clients that use our current clinical application and working with them and going through sales activities with them to try to get them to migrate to the QCPR product. There are certainly budget cycles that are in play there. We did the acquisition in September, really kind of started rolling at the beginning of this year and so as we have talked to our organizations and when they’re interested in having to work that into their budget cycles, many of them are on an annual budget cycle calendar year, budget cycle. That certainly impacts the process. The sales cycle for these large enterprise deals, can typically be 12 to 18 months. So we are also going through those, those sales cycles.

We continue to be in a competitive environment. We continue to be in an environment where we have to fight for every deal and put resources into each deal. We try to be selective on the deals that we get into so that we don’t go spending a lot of money on things that are low priority. But we think we have a strong product, we have a product that provides very strong integrated medication management which is very important to our industry. We demonstrated at our annual users group meeting that was just held in Baltimore some advanced clinical fragmentation functionality which is very important to our industry. So, we have a lot of high hopes for our product line and we think that the sales we’ve had recently are validation that we are on the right path.

Unidentified Participant - CJS Securities - Analyst

Okay. Great. Thank you. Then just lastly, were there any other unusual costs in SG&A for your listing or reverse split?

Dave Piazza - QUADRAMED CORP - CFO

No, there were some costs on the legal side obviously to do with, to make the proper filings and work some of the back office type things, but other than that, no.

Unidentified Participant - CJS Securities - Analyst

All right. Thanks, guys for taking my questions. We look forward to seeing you at our conference.

Keith Hagen - QUADRAMED CORP - President, CEO

Thanks.

Operator

(OPERATOR INSTRUCTIONS) There are no questions in the queue.

Keith Hagen - QUADRAMED CORP - President, CEO

All right. Then we will go ahead and close out the call. I want to thank everybody very much for participating today and as Tore mentioned we will be presenting at the CJS Securities conference on Tuesday and we’ll also be at the NASDAQ on Monday with the honor of ringing the closing bell at NASDAQ. So thank you everyone and have a great weekend.

Dave Piazza - QUADRAMED CORP - CFO

Thank you.

Keith Hagen - QUADRAMED CORP - President, CEO

Once again, ladies and gentlemen, that does conclude our conference for today. Thank you for your participation and have a wonderful day.